Exhibit 99.1

301 Galveston Drive	Agern Allé 1, DK-2970
Redwood City, CA 94063	Hørsholm, Denmark
650.298.5300 main	+45 7020 5550 main
650.364.2715 fax	+45 7020 5530 fax
www.maxygen.com
MAXYGEN INITIATES PHASE I CLINICAL TRIAL FOR MAXY-G34
-A next-generation G-CSF for the treatment of chemotherapy-induced neutropenia-
Redwood City, Calif., September 5, 2006 – Maxygen, Inc. (Nasdaq: MAXY) has initiated a Phase I clinical trial in the United States to evaluate the safety, tolerability, pharmacokinetic and pharmacodynamic profile of Maxy-G34, a next generation Granulocyte Colony Stimulating Factor (G-CSF) for the treatment of chemotherapy-induced neutropenia. The ongoing Phase I clinical trial is a double-blind placebo controlled dose escalation study in healthy male and female volunteers. Maxy-G34 is a PEGylated proprietary G-CSF variant designed to be administered as a single subcutaneous injection once per chemotherapy cycle.
Maxygen has made changes in the G-CSF gene sequence that code for novel PEGylation sites in the resulting protein. In contrast to the currently marketed PEGylated G-CSF, Maxy-G34 has multiple PEG groups attached at specifically selected sites on the molecule. In several in vivo models, Maxy-G34 has demonstrated improved pharmacokinetics and pharmacodynamics compared to the currently marketed PEGylated G-CSF.
“Maxy-G34 is the first of what I hope will be a number of Maxygen’s product candidates entering clinical trials in the next few years,” said Russell Howard, CEO of Maxygen. “I am proud of the diligent work of our R&D organization in accomplishing this goal. The commencement of this clinical trial is an important milestone for Maxygen as we continue our transition to a product-focused organization.”
About G-CSF
G-CSF is a natural protein that stimulates the body’s bone marrow to produce neutrophils, a specific type of white blood cell that plays an important role in the defense against bacterial infections. Worldwide sales of G-CSF products were approximately $3.8 billion in 2005.
About Neutropenia
Neutropenia is a severe decrease in neutrophil cell counts in the blood. Neutropenia is a common side effect of chemotherapeutic treatments for many forms of cancer, including breast cancer, lung cancer, lymphomas and leukemias. Neutropenic patients contract bacterial infections more easily and often, some of which can be life threatening. Further, and most importantly, neutropenic patients may receive reduced or delayed chemotherapy treatment, which can result in cancer progression.
About Maxygen
Maxygen, Inc., headquartered in Redwood City, California, is committed to the discovery, development and commercialization of improved next-generation protein pharmaceuticals for the treatment of disease and serious medical conditions. For additional information on Maxygen, including access to Maxygen’s SEC filings, please visit Maxygen’s website at www.maxygen.com.
Forward-Looking Statements
This news release contains forward-looking statements about our research and business prospects, including those relating to: our ability to successfully conduct clinical trials and, if successful, to commercialize Maxy-G34; the potential safety, tolerability, pharmacokinetic and pharmacodynamic profile of Maxy-G34; and the safety, tolerability, pharmacokinetic and pharmacodynamic profile of Maxy-G34 compared to other G-CSF products; whether Maxygen’s therapeutic products will exhibit improved properties in humans as compared to currently marketed drugs; our ability to develop or commercialize any other products; and whether any of our other product candidates will enter clinical development in the next few years. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Among other things these risks and uncertainties include, but are not limited to: changing research and business priorities of Maxygen and/or its corporate collaborators; the inherent uncertainties of pharmaceutical drug development; the uncertain timing of therapeutic drug development; competitors producing superior products; and our ability to establish and maintain our research and commercialization collaborations and manufacturing arrangements. These and other risk factors are more fully discussed in our Form 10-K for the year ended December 31, 2005, including under the caption “Risk Factors,” and in our other periodic SEC reports, all of which are available from Maxygen at www.maxygen.com. Maxygen disclaims any obligation to update or revise any forward-looking statement contained in this release as a result of new information or future events or developments. Maxygen and the Maxygen logo are trademarks of Maxygen, Inc.
Contact:
Jeannine Medeiros
Investor & Public Relations
Maxygen, Inc.
p. 650-298-5853
f. 650-364-2715